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                             MISSION
                     MANAGEMENT & TRUST CO.

The undersigned ("Client") hereby appoints Mission Management &
Trust Co. ("Mission") as agent to act as custodian of cash, securities and any other property acceptable to Mission now or in the future placed by Client and held by Mission ("Assets") in an Account.

1.   SUPERVISION
     Non-Discretionary ("Custody")

     Mission will not have any responsibility to advise Client as to asset management or investment. Mission's responsibility is limited to the safekeeping of Assets in the Account. Mission shall not invest any money or sell any securities in the Account except upon the sole direction of Client or Client's investment manager as set forth on Exhibit "B".

2.   PROXIES

     Mission will forward all proxy materials for the Account to:
     [X] the person or entity identified on Exhibit "B";
     [ ] Client.
     Proxies will be signed by the nominee before mailing.

3.   CASH INCOME

     Mission will receive income on the Assets placed in the Account and pay or reinvest income as Client may from time to time direct. Client's initial instructions to Mission concerning income are as follows:

     [X] Add it to the principal for investment
     [ ] Other (please specify) _____________

4.   STATEMENTS

     Mission will furnish Client with statement(s) of Assets and transactions as follows:

     [X] Monthly      [ ] Semi-annually
     [ ] Quarterly    [ ] Annually

5.   DISCLOSURE OF BENEFICIAL OWNERSHIP

     Mission [ ] is authorized [X] is not authorized to disclose upon request to companies whose securities are held in the Account
     (a) client's name and address and (b) holdings in the Account of securities issued by such companies. If Client does not object to such disclosures above, Mission is required by law to provide such information upon request.

6.   COMPENSATION

     Mission will be paid fees in accordance with Fee Schedule attached as Exhibit "A". All fees and charges are subject to modification upon thirty (30) days written notice by Mission unless otherwise set forth on Exhibit "A". Prorated annual fees, all transaction charges and all expenses will be deducted from the client's account monthly, in arrears.

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7.   LIABILITY AND INDEMNIFICATION

     Mission agrees to perform its duties under this Agreement in good faith and with reasonable care. In no event shall Mission be held liable under this Agreement for action taken or omitted to be taken by it in good faith. Mission shall not be liable for the acts or omissions of (a) any broker or other agent to whom Client has directed any securities trade or other transaction or (b) any broker, depository, or other agent selected by Mission with reasonable care or (c) third party pricing services. The client does hereby agree to indemnify and hold Mission harmless from any and all losses, damages, injuries, claims, demands and all expenses arising out of Mission's handling of the Assets, which are not due to its own gross negligence or willful misconduct. Except for infringement of a United States Intellectual Property Right, neither party shall be liable under any provision of this Agreement, regardless of whether any claim is based on contract or tort, for any consequential, special or indirect damages or losses which such party may incur or suffer, whether or not such party knew in advance of the likelihood or possibility of these damages or losses.

8.   TERM

     This agreement shall become effective upon written acceptance by Mission and shall remain in effect until terminated by either party upon thirty (30) days advance written notice to the other party.

9.   TAX BASIS

     Client agrees to furnish Mission with the income tax cost basis and dates of acquisition of all Assets in the Account to be carried on Mission's records. Mission will have no duty to verify the accuracy of the information furnished by the Client or any third party. If Client fails to furnish such information, Mission will carry the Assets at nominal value. Assets purchased in the Account will be carried at cost.

10.  SHORT TERM INVESTMENTS

     Mission will invest available cash in a cash management vehicle. Client understands and agrees that investment vehicles made available by Mission will include investments in registered investment companies from which Mission will receive additional fees.

11.  FORCE MAJEURE

     If performance hereunder is prevented, restricted or interfered with by any act or condition whatsoever beyond the reasonable control of a party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference. However, if either party is prevented due to such force majeure event from performing a material obligation under this Agreement for more than ninety (90) days, then the other party shall be entitled to terminate this Agreement.

12.  GENERAL PROVISIONS

     A. Mission may sign and deliver all necessary documents required by any law inserting Client's name as owner so that Mission may properly execute such documents. Client certifies that all Assets held in the Account are its property.
     B. Mission may exchange any Assets in temporary form for Assets in final form. Mission may turn in securities for proper payment when they become due or when called for redemption.
     C. Mission shall promptly sell all fractional shares received and shall credit the account.
     D. Mission will file a proof of claim for all class actions about which it receives notice and for which Client qualifies.

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     E. All securities in the Account may be held either by Mission or a custodian bank or a securities depository authorized by law to accept deposits of securities. Securities may be registered in the name of a nominee of Mission or a custodian bank or a nominee of a securities depository.
     F. Unless otherwise specified, any one Client's signature or verbal instructions will be accepted to effect any transaction for the Account.
     G. The validity and construction of this Agreement shall be controlled by the laws of the State of Arizona.
     H. This Agreement constitutes the entire agreement between the parties and there are no other prior written or oral Agreements between the parties, which are not herein contained. This Agreement shall not be altered, modified, changed, or amended and no waiver of any term, condition or provision shall be valid and binding except by a written notice making reference hereto, signed by a duly authorized representative of the party to be bound by such waiver and modification.
     I. In the event any party brings an action to enforce any part of this Agreement, the prevailing party shall be entitled to all costs and expenses incurred in connection therewith including, but not limited to, reasonable attorney's fees, court costs and related expenses.
     J. Client waives the right to receive a copy of the broker/dealer confirmations since all securities transactions appear on the statements.
     K. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement shall not be assignable by operation of law or otherwise by Client without prior written consent of Mission.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of August, 2003.
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/s/ Michael M. Bissell                  /s/ Hilda M. Bissell
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Client Signature                        Client Signature
Michael M. Bissell                      Hilda M. Bissell
President and Chairman of the Board     Secretary and Treasurer


If signing on behalf of a Corporation, Partnership, Fiduciary or Other, please attach corporate resolution or other authorization.

Client Name and Address:           Foresight Funds, Inc.
                                   24695 Deer Ridge Lane
                                   Athens, AL 35613

Taxpayer Identification Number:    54-2079891
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Fiscal Year End:                   December 31st
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Telephone Number:                  256-230-0783
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Telefax Number:
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ACCEPTED BY MISSION MANAGEMENT & TRUST CO.

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Authorizing Signature                   Name

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Date                                    Title

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EXHIBIT "A"

MISSION MANAGEMENT & TRUST CO.
ANNUAL CUSTODIAL FEE SCHEDULE
FOR
Foresight Funds, Inc.

Base Fee

        o $200

Portfolio Segment

        First $1,000,000       .20%
        Next  $2,000,000       .10%
        Over  $3,000,000       .05%

        Minimum Annual Fee     $2,000.00 plus Base Fee

Charge per Transaction

        $25.00 - Transactions include purchases, sales, receipts and deliveries of Book Entry Eligible Securities (DTC, PTC and FBE) and all maturities, paydowns and wire transfers. Non-Book Entry Securities may be charged additional fees based on time and expense.

Remittances

        o No charge for initial 15 checks issued per month. $10 per check thereafter.
        o $25.00 per wire transfer.

Extraordinary Service

        Should other special services be requested, additional fees based on time and expense may be charged.

Termination Fee

        The annual fee will be prorated to the termination date and a re-registration fee of $25 per DTC eligible security and $50 per non-DTC eligible security will be charged. An hourly fee may also be charged for extraordinary services rendered in connection with a termination. Minimum termination fee of $500.

o Annualized fees are charged to the account monthly based upon market values.
o Published fee schedules are subject to change without prior approval upon proper notification.
o We welcome the opportunity to discuss our services and fees for special asset holdings or circumstances.

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EXHIBIT "B"

MISSION MANAGEMENT & TRUST CO.
AUTHORIZATION
FOR INVESTMENT ACTIVITY
FOR
Foresight Funds, Inc.

Mission is directed to follow the instructions given by:

      [X] Authorized representatives of Value Analytics, L.L.C., Client's asset manager for Assets in this account.

      [ ]  Client

Mission may, without liability, ignore investment directions and instructions received from any other person, persons, or entities but shall promptly notify Client of those directions and instructions which it is ignoring and the name of the person giving them. Mission shall be entitled to rely upon, and shall be indemnified and held harmless and otherwise fully protected in relying upon investment directions and instructions received from any authorized investor or a person or entity reasonably believed by Mission to be an authorized investor until Mission receives written notification that a person's authority has been withdrawn. Mission may rely on investment instructions from an authorized investor or a person or entity reasonably believed by Mission to be an authorized investor and shall be under no obligation to inquire into the legality, prudence, appropriateness, or regulatory conformity of any action authorized by an authorized person. Mission may assume without liability, that Client has legally and appropriately designated any such authorized person. Mission shall be under no duty to take any investment action whatsoever except upon receipt of instructions from an authorized investor.